DATED                                                   9th March 2000



                                SERVICE AGREEMENT
                                   relating to


                         EUROTELECOM COMMUNICATIONS INC
                          [DIRECTOR SERVICE AGREEMENT]











EUROTELECOM COMMUNICATIONS INC                                            (1)

DAVID MICHAEL LINELL                                                      (2)

DATE

9th March           2000

         PARTIES

(1) EuroTelecom Communications Inc whose principal office is at F4 Mexborough Business Centre, College Road, Mexborough, South Yorkshire S64 9JP ("the Company")

(2) David Michael Linell of 12 Ashfurlong Park, Dove, Sheffield, South Yorkshire S17 5LD ("the Executive")

         INTERPRETATION

(1) In this Agreement, unless the context otherwise requires, the following expressions have the meanings set out below:

         Admission                  admission of the ordinary shares of 5p each
                                    in the capital of the Company to the
                                    Alternative Investment Market ("AIM") first becoming effective as laid down by paragraph
                                    16.6 of the AIM Rules of the London Stock
                                    Exchange;

         the Appointment            the employment of the Executive pursuant to
                                    this Agreement;

         the Board                  the board of directors of the Company for
                                    the time being (including any committee of the Board);

         the Commencement Date      Admission or such other date on which
                                    Admission takes place being no later than 30
                                    April 2000;

         Confidential Information   all information which may be imparted in
                                    confidence or be of a confidential nature relating to the business or prospective business, current or projected plans or internal affairs of the Company or any Group
                                    Company and, in particular, but not limited to all Know-how, Marketing Information, trade secrets, unpublished information relating to the Company's or any Group
                                    Company's intellectual property and any
                                    other commercial, financial or technical information relating to the business or prospective business of the Company or any Group Company or to any customer or potential customer or supplier or potential supplier, licensee, officer or employee of the Company or any Group Company or to any member or person interested in the share capital of the Company or any Group Company;

         Documents                  documents, disks, memory, notebooks, tapes
                                    or any other medium, whether or not
                                    eye-readable, on which information (whether confidential or otherwise) may from time to time be referred to, written or recorded;

         the ERA                    the Employment Rights Act 1996;

         Group all companies being any of a subsidiary or subsidiary undertaking of the Company or a holding company or parent undertaking of the Company or a subsidiary or subsidiary undertaking of any such holding company or parent undertaking;

         Group Company              any company within the Group and references
                                    to the "Group Companies" shall be construed accordingly;

         Key Employee               any employee who is or was (in the Period)
                                    employed to the knowledge of the Executive:-

                                    (a) at management grade; or

                                    (b) in a senior capacity; or

                                    (c) in a capacity in which he has access to
                                        or obtained Confidential Information;

         Know-how information (including without limitation that comprised in formulae, specifications, designs, drawings, component lists, databases, software (or pre-cursor documents), databases, manuals, instructions and catalogues) held in whatever form relating to the creation, production or supply of any products or services by the Company or any Group Company, or by or to any of the suppliers, customers, partners or joint venturers of such company;

         Marketing Information      information relating to the current or
                                    prospective marketing or sales of any
                                    products or services of the Company or any Group Company, including lists of customers' and suppliers' names, addresses and contacts, sales targets and statistics, market share and pricing statistics, marketing surveys, research and reports and advertising and promotional material;

         Period the period of 12 months immediately preceding the Termination Date;

         Permitted Interest         an interest in any class of shares or other
                                    securities of any company which are traded on a recognised investment exchange which amount to not more than 3% of such class of issued shares or securities or an interest in such traded shares or securities as notified to and permitted by the Board (not a committee) and an interest in any units of any authorised unit trust;

         Remuneration Committee     a committee of the Board which determines
                                    the annual salary, any bonuses and other remuneration payable to the Executive and other members of the Board and of which a majority consists of non-executive directors; and

         Termination Date           the date of termination or expiration of the
                                    Appointment.

(2) The expressions "subsidiary" and "holding company" have the meanings given to them by Sections 736 and 736A of the Companies Act 1985; the expressions "parent undertaking" and "subsidiary undertaking" have the meanings given to them by Sections 258, 259 and 260 of the Companies Act 1985; and the expression "financial year" has the meaning given by
         Section 223 of the Companies Act 1985.

(3) The provisions of Sections 324 and 328 of the Companies Act 1985 apply in determining for the purpose of Clauses 8 and 9 whether the Executive has an interest in any shares or other securities.

(4) References to Clauses, Parties, and the Schedules are respectively to Clauses of and the Parties and the Schedules to this Agreement.

(5) References to any enactment are to be construed as referring also to any enactment or re-enactment thereof (whether before or after the date hereof), and to any previous enactment which such enactment has replaced (with or without amendment provided that the amendment does not change the law as at the date hereof) and to any regulation or order made thereunder.

(6) The clause headings are for ease of reference only and shall not affect the interpretation of this Agreement.

         OPERATIVE PROVISIONS

1        JOB TITLE

         The Company shall employ the Executive and the Executive shall serve the Company as Finance Director or in such other capacity as the Board may reasonably require.

2        PERIOD OF EMPLOYMENT

2.1 The Appointment shall be deemed to have commenced on the Commencement Date and, unless terminated earlier under Clause 12, will continue until terminated by either party giving to the other not less than 12 months' notice in writing to expire at any time.

2.2 The Company (and any relevant Group Company) shall not be obliged to provide work to the Executive at any time after notice of termination of the Appointment shall have been given by either party under any of the provisions of this Agreement and the Company may, in its discretion, take any one or more of the following steps in respect of all or part of an unexpired period of notice:

         (a) require the Executive to comply with such conditions as it may specify in relation to attending at, or remaining away from, the place(s) of business of the Company and the Group Companies; and / or

         (b) pay the Executive his fixed salary entitlement in lieu of all or any part of the unexpired period of notice (subject to deduction at source of income tax and applicable national insurance contributions).

2.3 If the Executive fails to make himself available to work during any period of notice of termination of the Appointment other than at the request or with the permission of the Board, the Company reserves the right to deduct one day's salary for each day of absence during such notice period.

2.4 Subject to clause 2.5, if during the Appointment the Executive shall be removed from his office as a director of the Company pursuant to any power in that behalf given to the Board or to the members of the Company by law or by the Articles of Association of the Company, or if he shall retire from his office as a director of the Company by rotation and shall not be re-elected, such event will not be deemed to be a breach of this Agreement, and the job title of the Executive shall be altered appropriately.

2.5 If the Executive shall cease by reason of his own act or default to be a director of the Company he shall be deemed to be in breach of this Agreement.

3        DUTIES

3.1 During the term of the Appointment, the Executive shall have (in addition to his implied duty of fidelity and his duties as a director at law) the following duties and obligations:

         (a) at all times to use all reasonable endeavours to promote the interests and welfare and maintain the goodwill of the Company and any other Group Company and not to do and to exercise all reasonable endeavours to prevent there being done anything which may be prejudicial or detrimental to the Company or any Group Company;

         (b) faithfully and diligently to perform his duties and to exercise and carry out such powers and functions as may from time to time be vested in him by or under the authority of the Board;

         (c) to devote the whole of his time and attention, with the ability to organise his own affairs having regard to the interests of the Company or any other Group Company, and devote the full benefit of his knowledge, expertise and skills in the proper performance of his duties (unless on holiday as permitted by this Agreement or prevented by ill-health or accident);

         (d) to give (in writing if so requested) to the Board, or to such person(s) as it may direct, such information and explanations regarding the affairs of the Company or any other Group Company or matters relating to the Appointment as the Board may require; and

         (e) to comply with any applicable code relating to dealings in securities of the Company including, without limitation, the "Model Code" as set out in the Rules of the London Stock Exchange and the City Code on Takeover and Mergers, all lawful directions from time to time given to him by or under the authority of the Board and, save as inconsistent with the express terms of this Agreement, all applicable rules and regulations from time to time laid down by the Company concerning its employees;

         (f) comply with the provisions of Chapter 16 of the Rules of the London Stock Exchange relating to a Company listed on the Alternative Investment Market;

         (g) to comply with the provisions of Schedule 1 (Copyright and Inventions); and

         (h) to comply with US securities laws, federal laws and the laws of the state of Delaware.

3.2 The Executive shall attend and work at any of the places of business of the Company and/or the Group as determined from time to time by the Board and shall travel to and work at such places (whether within or outside the United Kingdom) in the manner and on the occasions required from time to time by the Board.

3.3 The Board may require the Executive to perform services for any Group Company wherever situated and without further fees or remuneration and to enter into any separate agreement(s) with such Group Company for such purpose and any duties that he may have under this Agreement will be deemed to extend to such Group Company, provided that this does not interfere with the proper performance of the Executive's duties as Finance Director of the Company.

3.4 The hours of work of the Executive are not fixed but are the usual working hours of the Company and such additional hours as may be necessary to enable him properly to discharge his duties. The Executive acknowledges that he may be required to work more than forty eight hours in a week.

3.5 The Company may at any time appoint another person or persons to act jointly with the Executive in discharging his duties.

3.6      The Executive shall:

         (a) at the request and expense of the Company, submit annually to a medical examination by a medical practitioner nominated by the Company as part of a health screening programme and for insurance purposes; and

         (b) authorise such medical practitioner to disclose to or discuss with the Company's medical adviser any matters arising from such examination; and the Company's medical adviser may notify the other directors of the Company of any serious matter if, in his opinion, it might materially and adversely affect the health of the Executive or the proper discharge of his duties.

4        PAY AND EXPENSES

4.1 The Company shall pay to the Executive for the proper performance of his duties under this Agreement a fixed salary at the rate of (pound)90,000 per annum (or such higher rate as the Company may from time to time notify in writing to the Executive).

4.2 The Company intends to operate a discretionary bonus scheme which is to be approved by the Remuneration Committee. The Executive shall be entitled to participate in such scheme.

4.3      The fixed salary of the Executive will:

         (a) accrue from day to day and be payable by equal quarterly instalments in arrears by not later than the last working day of the month at the end of such quarter;

         (b) notwithstanding anything to the contrary contained in the Articles of Association of the Company or of any other Group Company, be inclusive of any other fees or remuneration of any description which the Executive might be entitled to receive from the Company or any Group Company or any other company or association in which he holds office as a nominee or representative of the Company or any Group Company (and the Executive shall, at the discretion of the Board, either waive his right to any such remuneration or account to the Company for the same forthwith upon receipt);

         (c) be paid by credit transfer to the account nominated by the Executive from time to time; and

         (d) be capable of set off by the Company from time to time against any liability of the Executive to the Company.

4.4 Subject to clause 4.5, the fixed salary shall be reviewed by the Remuneration Committee in the month of July each year. Increases are not automatic but will be based on individual merit and performance.

4.5 The Executive hereby authorises the Company to deduct from any remuneration accrued and due to him under the terms of this Agreement (whether or not actually paid during the Appointment) or from any pay in lieu of notice:

         (a) any overpayment of salary or expenses or payment made to the Executive by mistake or through any misrepresentation;

         (b)      any debt owed by the Executive to the Company or any Group
                  Company;

         (c) any other sum or sums which may be required to be authorised pursuant to Section 13 of the ERA; and

         (d) any tax or Social Security contributions due in respect of remuneration or any other monies received or receivable by the Executive from the Company.

4.6 The Company shall repay to the Executive all reasonable travelling, hotel and other expenses properly incurred by him in or about the performance of his duties, subject to the Executive having delivered to the Company such form(s) and vouchers or other evidence of actual payment of such expenses as the Company may from time to time require. The decision of the Board as to what constitutes reasonable expenses shall be conclusive.

5        OTHER BENEFITS

5.1 If the Company adopts a Company car policy, then until notice of termination of the Appointment is given under Clauses 2 or 12 and subject to the Executive holding and continuing to hold a full driving licence, the Remuneration Committee may decide to provide the Executive:-

         (a) a motor car of a type to be agreed between the Executive and the Remuneration Committee for use by him in accordance with the Company's car policy in force from time to time; or

         (b) with a contract hire allowance for a suitable motor car at a rate to be set by the Remuneration Committee and this allowance will include maintenance, repairs, motor tax and insurance but may exclude business mileage.

5.2 The Executive shall be entitled to participate, at the Company's expense, in any permanent health insurance scheme as the Remuneration Committee may decide to set up and provide from time to time subject to the Company's right to terminate or substitute other schemes for such schemes and subject to clause 12.1(a).

5.3 The Executive shall be entitled to participate, at the Company's expense in such medical insurance and life insurance scheme as the Remuneration Committee may decide to set up and provide from time to time subject to the rules of such scheme.

5.4 The Executive shall be entitled to become a member of the Company Pension Scheme which the Remuneration Committee may decide to set up.

5.5 Any benefits which may from time to time be provided by the Company or any other Group Company to the Executive or his family which are not expressly referred to in this Agreement shall be provided at the entire discretion of the Company and, unless so agreed in writing, shall not form part of the Executive's terms and conditions of employment.

5.6 Should the Executive's employment be terminated for whatever reason the Company reserves the right:

         (a) to make a cash allowance in lieu of the benefits to which the Executive is entitled for any period of notice; or

         (b) to make provision for the continuation of such benefits for that period;

         or partly the one and partly the other. The provision of benefits pursuant to paragraph (b) above will cease immediately should the Executive commence new employment at any time prior to the expiry of the notice period.

6        HOLIDAY

6.1 In addition to the usual public and bank holidays, the Executive shall be entitled to 25 days' paid holiday in each complete holiday year worked (and pro rata for part of each holiday year worked) to be taken at such time or times as shall be agreed by the Board.

6.2 The holiday year runs from 1 January each year to the following 31 December. No holiday entitlement may be carried forward from one holiday year to the next and no money will be paid in lieu of any such untaken holiday entitlement.

6.3 Upon termination of the Appointment, other than pursuant to Clause 12.1, the Executive's entitlement to holiday will be calculated on the basis of 2.1 working days for each calendar month of service completed during the holiday year in which termination occurs and payment in lieu of untaken holiday entitlement may be made at the discretion of the Board.

7        CONFIDENTIALITY

7.1 Neither during the continuance of the Appointment, other than in the proper course of his duties and for the benefit of the Company, nor after the Termination Date for any reason whatsoever, shall the
         Executive:

         (a) use, disclose or communicate to any person any Confidential Information which he shall have come to know or have received or obtained at any time (before or after the date of this Agreement) by reason of or in connection with his service with the Company; or

         (b) copy or reproduce in any form or by or on any media or device or allow others access to or to copy or reproduce Documents containing or referring to Confidential Information.

7.2 The Executive acknowledges that all Documents containing or referring to Confidential Information at any time in his control or possession are and shall at all times remain the absolute property of the Company and the Executive undertakes, both during the Appointment and after the Termination Date:

         (a) to exercise due care and diligence to avoid any unauthorised publication, disclosure or use of Confidential Information and any Documents containing or referring to it;

         (b) at the direction of the Board, to deliver up any Confidential Information (including all copies of all Documents whether or not lawfully made or obtained) or to delete Confidential Information from any re-usable medium; and

         (c) to do such things and sign such documents at the expense of the Company as shall be reasonably necessary to give effect to this Clause and/or to provide evidence that it has been complied with.

7.3      The restrictions in Clause 7.1:

         (a) will not restrict the Executive from disclosing (but only to the proper recipient) any Confidential Information which the Executive is required to disclose by law or any order of the court or any relevant regulatory body, provided that the Executive shall, unless obliged by law, have given prior written notice to the Company of the requirement and of the information to be disclosed and allowed the Company an opportunity to comment on the requirement before making the disclosure; and

         (b) will not apply to Confidential Information which is or which comes into the public domain otherwise than as a result of an unauthorised disclosure by the Executive or any other person who owes the Company an obligation of confidentiality in relation to the information disclosed.

7.4 Nothing in this Agreement shall restrict the rights of the Executive to make a Protected Disclosure under the ERA. If the Executive has a particular grievance, concern, disclosure or information of a particularly sensitive nature or has reasonable grounds to believe that the Company has committed a crime, a breach of its legal obligations, a miscarriage of justice or a breach of health and safety or environmental legislation, the Executive should raise this in the first instance with a non-executive director of the Executive's choice.

7.5 The Executive agrees that the restrictions set out in this Clause 7 are without prejudice to any other duties of confidentiality owed to the Company whether express or implied and are to survive the termination of the Appointment.

8        RESTRICTIONS DURING EMPLOYMENT

8.1 Save as permitted under Clause 8.2, the Executive shall not during the Appointment carry on or be concerned, engaged or interested directly or indirectly (whether as principal, shareholder, partner, employee, officer, agent or otherwise) in any trade or business other than that of the Company and shall not engage in any other activity which the Company reasonably considers may impair his ability to perform his duties under this Agreement.

8.2      The Executive may:

         (a)      hold a Permitted Interest; and/or

         (b) carry on or be concerned, engaged or interested in any other trade or business if he shall have:

                  (i) provided, on the basis of the utmost good faith, full particulars of its nature and of the likely demands it will make on his time and abilities;

                  (ii) obtained the prior written consent of the Board, which consent may be given subject to such terms or conditions as it may decide (each of which shall be considered to be a term of this Agreement) and the Company shall have the right to reconsider the consent or the terms if it reasonably considers that it is in the interests of the Company to do so; and

                  (iii) if required by the Company at any time, provide full details of such hours as he may spend on its business to enable the Company to comply with the requirements of the Working Time Regulations 1998.

8.3 The Executive shall not during the Appointment (save in a purely social capacity or with the prior written consent of the Board) make any contact, whether formal or informal, written or oral, with any of the Company's past, current or prospective suppliers, customers or clients with whom the Executive has had business dealings (directly or indirectly) for any purpose (including but not limited to an intention to set up a competing business or to seek employment) other than for the legitimate business interests of the Company.

8.4 The Executive shall not during the Appointment either on his own behalf or on behalf of any person, firm or company:

         (a) solicit or endeavour to entice away from the Company an actual employee, or discourage from being employed by the Company any person who, to the knowledge of the Executive, is an employee or a prospective employee of the Company; or

         (b)      employ or procure another person to employ any such person.

8.5 The restrictions set out in this Clause 8 are without prejudice to any other fiduciary duties owed to the Company whether express or implied.

9        RESTRICTIONS AFTER EMPLOYMENT

9.1 The Executive shall not, save in respect of a Permitted Interest or with the prior written consent of the Board (which shall not be unreasonably withheld), for a period of 6 months from the Termination Date carry on or be concerned or engaged or interested directly or indirectly (whether as principal, shareholder, partner, employee, officer, agent or otherwise) in any trade or business which competes with any trade or business carried on by the Company in which the Executive shall have been actively engaged or involved at any time during the Period.

9.2 The Executive shall not for a period of 6 months from the Termination Date either on his own behalf or on behalf of any person, firm or company in relation to the business activities of the Company in which the Executive has been engaged or involved, directly or indirectly:

         (a) solicit, approach or offer goods or services to or entice away from the Company any person, firm or company who was a client or customer of the Company during the Period with whom the Executive has been actively engaged or involved by virtue of his duties hereunder during the Period; or

         (b) deal with or accept custom from any person, firm or company who was a client or customer of the Company during the Period with whom the Executive has been actively engaged or involved by virtue of his duties hereunder during the Period; or

         (c) solicit or approach or offer goods or services to or entice away from the Company any person, firm or company who was a supplier, agent or distributor of the Company during the Period with whom the Executive has been actively engaged or involved by virtue of his duties hereunder during the Period; or

         (d) deal with or interfere with any person, firm or company who was a supplier, agent or distributor of the Company during the Period and in each case with whom the Executive has been actively engaged or involved by virtue of his duties hereunder during the Period;

         PROVIDED THAT nothing contained in these paragraphs (a) to (d) shall prohibit the Executive from carrying out any activities which are not in competition with any part of the business of the Company with which the Executive was involved in the Period.

9.3 The Executive shall not for a period of 6 months from the Termination Date either on his own behalf or on behalf of any person, firm or company in relation to the business activities of the Company in which the Executive has been engaged or involved, directly or indirectly, approach, solicit, endeavour to entice away, employ, offer employment to or procure the employment of any person who is or was a Key Employee with whom the Executive has had dealings during the Period whether or not such person would commit any breach of his contract of employment by reason of so leaving the service of the Company or otherwise.

9.4 The Executive shall not, at any time after the Termination Date, either on his own behalf or on behalf of any other person, firm or company directly or indirectly:

         (a) interfere or seek to interfere with the continuance, or any of the terms, of the supply of goods or services to the Company; or

         (b) represent himself as being in any way connected with or interested in the business of the Company (other than as a consultant or a member if such be the case) [or use any name which is identical or similar to or likely to be confused with the name of the Company or any product or service produced or provided by the Company or which might suggest a connection with the Company.

9.5 For the avoidance of doubt the period of the restrictions in these Clauses 9.1, 9.2(a), 9.2(b), 9.2(c), 9.2(d), 9.3 and 9.4 shall be reduced by the period, if any, spent by the Executive during which the Executive is precluded from attending at the Company's premises, from contacting clients, customers, suppliers or agents of the Company and is not in receipt of Confidential Information in accordance with Clause 2.2(a).

9.6 The Executive (who acknowledges that, in the course of the Appointment, he is likely to have dealings with the clients, customers, suppliers and other contacts of the Company) agrees that each of the restrictions in Clauses 9.1, 9.2(a), 9.2(b), 9.2(c), 9.2(d), 9.3 and 9.4 is separate and distinct, is to be construed separately from the other restrictions, and is reasonable as regards its duration, extent and application for the protection of the legitimate business interests of the Company. However, in the event that any such restriction shall be found to be void or unenforceable but would be valid or enforceable if some part or parts of it were deleted, the Executive agrees that such restriction shall apply with such deletions as may be necessary to make it valid and effective.

10       RELEVANT DEFINITIONS

         For the purposes of the restrictions set out in Clauses 7, 8 and 9:

         (a) the expression "Company" shall include any former owner or transferor of a business acquired by the Company by which the Executive shall have been employed under a contract of employment in respect of which his service is included for the purposes of calculating continuous employment with the Company;

         (b) any reference to the Company and to the Company's trade or business shall be deemed to include any Group Company and its trade or business and/or to apply to them as if the words were repeated by reference to such company insofar as the Executive shall have been performing services for a period of not less than three months for such Group Company at any time during the Period and the Executive hereby undertakes to execute any further documents which the Company may require to confirm this; and

         (c) where references to the Company and Company's trade or business are deemed to include and/or apply to a Group Company and to a Group Company's business pursuant to paragraph (b) of this Clause 10, the Executive covenants with the Company for itself and in the same terms in relation to each such Group Company and each Group Company's business as he does with the Company and in respect of the Company's business.

11       ABSENCE, ILLNESS AND INCAPACITY

11.1 If at any time the Executive is prevented by reason of ill-health, accident or other incapacity from properly performing his duties he shall promptly furnish to the Company, if required, evidence of such incapacity in a form satisfactory to the Board.

11.2 The Company shall pay the Executive his fixed salary (less an amount equal to his statutory sick pay) for the first 180 days in aggregate in any calendar year of absence due to illness or other incapacity, but shall not be required to pay the Executive any salary or other remuneration for any further periods of such absence in any calendar year, although it may at its discretion do so.

12       TERMINATION

12.1 The Company may at any time terminate the Appointment with immediate effect (or by such longer period of notice as the Company shall see fit) by giving the Executive written notice in any of the following events:

         (a) if the Executive at the time the notice is given is prevented by reason of ill-health or accident or other incapacity from properly performing his duties and has been so prevented (whether by the same or another reason) for at least a continuous period of 180 days or for an aggregate period of at least 180 days (whether or not, in either case, working days) in the preceding 12 months;

         (b)      if the Executive shall have:

                  (i) neglected or failed or refused to carry out any of his duties hereunder or otherwise as an Executive of the Company or any Group Company;

                  (ii) committed any material breach or non-observance or, after having been given warning in writing, any repeated or continued breach or non-observance of any of his duties or any of his express or implied obligations arising from the Appointment or otherwise as a director of the Company or Group Company including refusing to comply with any reasonable instructions given to him by the Board;

                  (iii) been guilty of conduct or permitted or suffered events tending in the reasonable opinion of the Board to bring himself, the Company or any Group Company into disrepute;

                  (iv) become prevented by an applicable law or regulation from continuing as a director of the Company or performing any of his duties;

                  (v) committed any act of fraud or dishonesty (whether or not connected with the Appointment) or committed any act which, in the reasonable opinion of the Board, adversely affects his ability properly to carry out his duties;

                  (vi)     become unable to pay his debts for the purposes of
                           Section 268 of the Insolvency Act 1986, claimed the benefit of any Act for the time being in force for the relief of insolvent debtors or proposed or made any arrangement or composition with his creditors;

                  (vii) been convicted of a criminal offence (excluding an offence under road traffic legislation in respect of which he is not sentenced to a term of imprisonment, whether immediate or suspended); or

                  (viii) become of unsound mind or a patient as defined in either Section 112 or Section 145 of the Mental Health Act 1983 or been admitted to a hospital in pursuance of an application made under Part 11 of that Act.

12.2     Upon termination of the Appointment however arising:

         (a) the Executive shall, without prejudice for any claim he may have arising out of the termination of this employment hereunder, forthwith at the request of the Board and without further claim for compensation resign as a director of the Company and from all offices held by him in any Group Company and from all other appointments or offices which he holds as nominee or representative of the Company or any Group Company and, if he fails so to do, the Company is irrevocably authorised by the Executive to appoint some person in his name and on his behalf to execute such documents and to do such other things as are reasonably necessary to give effect to such resignations; and

         (b) the Executive (or, if he shall be dead, of unsound mind or bankrupt, his personal representatives or such other persons as shall be appointed to administer his estate and affairs) shall deliver up to the Company in accordance with the directions of the Board all keys, security passes, credit cards, Documents and other property (including any motor car provided pursuant to Clause 5.1) belonging to or relating to the businesses or affairs of the Company or any Group Company, including all copies of all Documents containing or referring to Confidential Information which may be in his possession or under his control (or that of his personal representatives or such other persons), and shall not retain copies, extracts or notes of any of the same.

12.4 The Executive shall have no claim against the Company in respect of the termination of the Appointment:

         (a) by reason of the liquidation of the Company for the purpose of amalgamation or reconstruction or as part of any arrangements for the amalgamation or demerger of the undertaking of the Company not involving liquidation provided that the Executive shall have been offered employment with the amalgamated or reconstructed or de-merged company or companies on terms no less favourable to him than under this Agreement; or

         (b) in relation to any provision in any articles of association, agreement or arrangement which has the effect of requiring the Executive to sell or give up any shares, securities, options or rights at any price or which causes any options or other rights granted to him to become prematurely exercisable or lapse.

12.5 The Board, if it has reason to suspect that any one or more of the events set out in Clause 12.1(b) has or may have occurred, may suspend the Executive pending the making and completion of such investigation(s) as the Board thinks fit. While the suspension continues, the Company shall, unless specifically otherwise provided in this Agreement, pay to the Executive his fixed salary and provide to him the other benefits set out in this Agreement. During the period of suspension the Company and relevant Group Companies shall not be obliged to provide work to the Executive and may require the Executive to comply with such conditions as the Company may specify in relation to attending at or remaining away from the places of business of the Company and/or the Group Companies. The Company may later terminate the Appointment, pursuant to the terms of this Agreement, on the grounds of the same or any other event.

13       THE EMPLOYMENT RIGHTS ACT 1996

         This Agreement contains the particulars required to be given under
         Section 1 and 3 of the ERA.

14       RECORD KEEPING

         In order to keep and maintain records relating to the Appointment it will be necessary for the Company to record, keep and process personal data relating to the Executive. This data may be recorded, kept and processed on computer and in hard copy form. To the extent that it is reasonably necessary in connection with the Appointment and the performance of the Company's responsibilities as an employer, it may be necessary for the Company to disclose this data to others, including other employees of the Company, Group Companies, the Company's professional advisers, the Inland Revenue and other authorities. The Executive consents to the recording, processing, use and disclosure by the Company of personal data relating to the Executive as set out above. This consent cannot be withdrawn by the Executive. This does not affect the Executive's rights as a data subject or the Company's obligations and responsibilities under the Data Protection Act 1984 and/or the Data Protection Act 1998. For the purposes of these Acts, the Company has nominated the [Company Secretary] as its representative.

15       SECURITY

         The Executive consents to the Company checking, recording and reviewing telephone calls, computer files, records and e-mails and any other compliance, security or risk analysis checks the Company considers reasonably necessary.

16       NOTICES

         Notices by either party:

         (a)      must be in writing addressed:

                  (i) to the Company at its registered office for the time being; and

                  (ii) to the Executive at his place of work or at the address set out in this Agreement or such other address as the Executive may from time to time have notified to the Company for the purpose of this Clause; and

         (b)      will be effectively served:

                  (i) on the day of receipt, where any hand-delivered letter or a facsimile transmission is received on a business day before or during normal working hours;

                  (ii) on the following business day, where any hand-delivered letter or facsimile transmission is received either on a business day after normal working hours or on any other day;

                  (iii) on the second business day following the day of posting from within the United Kingdom of any letter sent by first class prepaid mail; or

                  (iv) on the fifth business day following the day of posting to an overseas address of any prepaid airmail letter.

17       GENERAL

17.1 This Agreement, which contains all the terms of employment of the Executive, is in substitution for all existing contract(s) of employment between the Company and any Group Company and the Executive (whether written, oral or governed by a course of dealings) which shall be deemed to have terminated with effect from the Commencement Date.

17.2 The waiver, express or implied, by either party of any right under this Agreement or any failure to perform or breach by the other shall not constitute or be deemed a waiver of any other right under this Agreement or of the same right on another occasion.

17.3 No amendment, change or addition to the terms of this Agreement shall be effective or binding on either party unless reduced to writing and signed by each party adversely affected by such amendment, change or addition.

17.4 The Executive represents and warrants that he is not a party to any agreement, contract (whether of employment or otherwise) or understanding which would in any way restrict or prohibit him from undertaking or performing any of the duties of the Appointment in accordance with this Agreement.

17.5 The Executive undertakes not to disclose or communicate any terms of the Appointment to any other employee of any Group Company or to any third party (other than for the purpose of obtaining professional advice or in accordance with the law).

17.6 This Agreement is governed by and is to be construed in accordance with the laws of England and the Parties hereby submit to the non-exclusive jurisdiction of the High Court of Justice of England and Wales.

17.7 Except as otherwise expressly stated herein, nothing in this Agreement confers any rights on any other person (other than the parties hereto) pursuant to the Contracts (Rights of Third Parties) Act 1999.

                                   SCHEDULE 1

                            COPYRIGHT AND INVENTIONS

1 In this Schedule "Intellectual Property" shall mean patents, trade marks and service marks, rights in inventions, designs, rights, registered designs, trade names and copyrights (whether or not any of these is registered and including applications for registration of any such thing) and all forms of protection of a similar nature which may subsist anywhere in the world.

2 The Executive acknowledges, having regard to the nature of the business of the Company and other Group Companies and the nature of the Executive's expertise, that:

         (a) the normal duties of the Executive under the Appointment may include the making of inventions;

         (b) inventions may reasonably be expected to result from the carrying out by the Executive of such duties; and

         (c) due to the nature of the Executive's duties and the particular responsibilities arising from the nature of his duties, the Executive has a special obligation to further the interests of the Company's undertaking.

3 The Executive shall disclose to the Company any invention made or discovered or produced by the Executive in the course of the Appointment (whether or not during office hours or using office stationery and equipment) in connection with or in any way affecting or relating to or capable of being used or adapted for use in the business of the Company or any other Group Company.

4 The Executive shall do all things and execute all documents that may be necessary to enable the Company or its nominee to obtain the benefit of every invention made by the Executive in the course of his duties and to secure patent or other appropriate protection for it.

5 Without prejudice to the provisions of paragraph 2 of this Schedule, the Executive shall disclose to the Company full details of any Intellectual Property or copyright work made or created by the Executive during the continuance of his Appointment (whether or not during office hours or using office stationery and equipment) and the Executive hereby assigns to the Company, by way of assignment of future copyright or other Intellectual Property rights, all rights of copyright or other Intellectual Property rights throughout the world in that copyright work or Intellectual Property.

6 The Executive shall, before working, assigning or granting rights in relation to any invention or copyright work or other Intellectual Property rights to which the Company is not entitled under this Agreement and/or at law, allow the Company or any Group Company nominated by it a reasonable opportunity to evaluate the same and the Executive shall not dispose of any rights to any third party unless he shall first have given written notice to the Company with full, complete and bona fide details of the price and terms offered by the third party offering the Company, or any Group Company, an opportunity to purchase the rights concerned at the same price and on the same terms within 28 days of the date of the notice.

                                   SCHEDULE 2

        NOTE OF ADDITIONAL PARTICULARS UNDER SECTIONS 1 AND 3 OF THE ERA

1 For the purposes of the ERA the period of continuous employment of the Executive began on the Commencement Date.

2 There are no disciplinary rules applicable to the Executive. Any matter of discipline will be considered and determined by the Board, whose decision shall be final.

3 If the Executive has any grievance relating to the Appointment, he should apply in writing to the Board.

4 A contracting-out certificate under the Pension Schemes Act 1993 is not in force in respect of the Appointment.

         The Company shall be at liberty at any time and at its own discretion to vary the rules and procedures referred to in this Schedule.

           ATTESTATIONS



           EXECUTED as a DEED by                     )
           e-linking Inc. by                         )

                                                     Director

                                                     Secretary





          EXECUTED as a DEED and                  )
          DELIVERED by David Michael Linell       )
          in the presence of:                     )

          Name of witness:

          Address:

          Occupation: